EXHIBIT 99.1

PROGRESSIVE CONCEPTS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

With Reports of Independent Registered Public Accounting Firms

for the

Years Ended December 31, 2005, 2004 and 2003

and

Unaudited Consolidated Financial Statements

for the

Five Months Ended May 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholder

Progressive Concepts, Inc.

Fort Worth, Texas

We have audited the accompanying consolidated balance sheet of Progressive Concepts, Inc. (“the Company”) as of December 31, 2005 and the related consolidated statements of operations, shareholder’s deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Progressive Concepts, Inc. at December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 “Financial Condition and Going Concern Discussion” to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficit, and has a net shareholders deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO SEIDMAN, LLP

Houston, Texas
March 3, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Progressive Concepts, Inc.

Fort Worth, Texas

We have audited the accompanying consolidated balance sheet of Progressive Concepts, Inc. as of December 31, 2004 and the related consolidated statements of operations, shareholder’s deficit, and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Progressive Concepts, Inc. at December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 “Financial Condition and Going Concern Discussion” to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficit, and has a net shareholder’s deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WHITLEY PENN LLP

Fort Worth, Texas
April 30, 2008

PROGRESSIVE CONCEPTS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

ASSETS

	December 31,		May 31,
	2005	2004	2006
			(unaudited)
CURRENT ASSETS:
Cash	$1,816	$1,536	$486
Certificates of deposit-restricted	605	404	1,019
Accounts receivable, net of allowance of $988 in 2005, $1,037 in 2004 and $471(unaudited) as of May 31, 2006	7,783	7,272	7,977
Account receivable - related party	99	8	92
Unbilled accounts receivable	3,132	2,611	3,289
Inventories, net of reserve of $333 in 2005, $90 in 2004 and $327 (unaudited) as of May 31, 2006	2,537	3,466	2,786
Income tax receivable	—	40	—
Prepaid expenses and other current assets	629	903	638
Current assets held for sale	—	991	—

Total current assets	16,601	17,231	16,287

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $ 4,018 in 2005, $3,090 in 2004 and $4,428 (unaudited) as of May 31, 2006	3,868	4,802	3,495

INTANGIBLE ASSETS, net of accumulated amortization of $ 6,665 in 2005, $5,902 in 2004 and $5,151 (unaudited) as of May 31, 2006	6,870	8,605	6,264

TOTAL ASSETS	$27,339	$30,638	$26,046

See Accompanying Notes to Consolidated Financial Statements.

PROGRESSIVE CONCEPTS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

LIABILITIES AND SHAREHOLDER’S DEFICIT

	December 31,		May 31,
	2005	2004	2006
			(unaudited)
CURRENT LIABILITIES:
Accounts payable	$9,625	$10,725	$8,315
Accounts payable - related party	—	87	—
Accrued expenses and other current liabilities	6,651	7,969	8,388
Current portion of long-term debt	27,083	426	27,986
Deferred revenue	414	539	368
Other liabilities	595	453	705
Current liabilities held for sale	—	167	—

Total current liabilities	44,368	20,366	45,762
Long-term debt, net of current portion	1,622	29,384	1,579

TOTAL LIABILITIES	45,990	49,750	47,341

SHAREHOLDER’S DEFICIT :
Common stock, $0.10 par value, 10,000 shares authorized and 4,200 shares issued and outstanding at December 31, 2005 and 2004 and at May 31, 2006 (unaudited)	—	—	—
Distributions in excess of capital paid in	(2,721)	(2,716)	(2,721)
Accumulated deficit	(15,930)	(16,396)	(18,574)

Total shareholder’s deficit	(18,651)	(19,112)	(21,295)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$27,339	$30,638	$26,046

See Accompanying Notes to Consolidated Financial Statements.

PROGRESSIVE CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,			Five Months Ended May 31,
	2005	2004	2003	2006	2005
				(unaudited)
Operating revenues:
Service, rent and maintenance	$25,868	$27,707	$33,761	$10,342	$10,606
Product sales	30,179	33,344	30,800	11,539	13,090

Total operating revenues	56,047	61,051	64,561	21,881	23,696

Operating expenses:
Cost of service, rent and maintenance	11,591	11,735	15,377	4,671	4,425
Cost of products sold	26,314	30,377	27,922	10,081	11,710
Selling and general and administrative	17,700	19,787	19,983	6,900	7,149
Depreciation and amortization	2,744	2,787	2,613	1,016	1,240
Loss (gain) on disposal of assets	100	40	141	(18)	5

Total operating expenses	58,449	64,726	66,036	22,650	24,529

Operating loss from continuing operations	(2,402)	(3,675)	(1,475)	(769)	(833)

Interest expense, net	(4,595)	(3,343)	(2,490)	(1,875)	(1,865)

Loss before income tax expense and discontinued operations	(6,997)	(7,018)	(3,965)	(2,644)	(2,698)

Income tax expense	—	—	160	—	—

Loss before discontinued operations	(6,997)	(7,018)	(4,125)	(2,644)	(2,698)
Loss from discontinued security operations	(2,815)	(2,990)	(1,623)	—	(1,417)
Gain from sale of security operations	10,278	—	—	—	—

Net income (loss)	$466	$(10,008)	$(5,748)	$(2,644)	$(4,115)

See Accompanying Notes to Consolidated Financial Statements.

PROGRESSIVE CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(in thousands, except number of shares)

	Common Stock		Distributions in Excess of Capital Paid In	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount
Balance at December 31, 2002	4,200	$—	$(2,760)	$(640)	$(3,400)
Net loss - 2003	—	—	—	(5,748)	(5,748)
Capital contribution from parent company	—	—	250	—	250
Forgiveness of receivable from parent company	—	—	(150)	—	(150)

Balance at December 31, 2003	4,200	—	(2,660)	(6,388)	(9,048)
Net loss - 2004	—	—	—	(10,008)	(10,008)
Capital contribution from parent company	—	—	194	—	194
Forgiveness of receivable from parent company	—	—	(250)	—	(250)

					—

Balance at December 31, 2004	4,200	—	(2,716)	(16,396)	(19,112)
Net income - 2005	—	—	—	466	466
Forgiveness of receivable from parent company	—	—	(5)	—	(5)

Balance at December 31, 2005	4,200	—	(2,721)	(15,930)	(18,651)
Net loss - five months ended May 31, 2006 (unaudited)	—	—	—	(2,644)	(2,644)

Balance at May 31, 2006 (unaudited)	4,200	$—	$(2,721)	$(18,574)	$(21,295)

See Accompanying Notes to Consolidated Financial Statements.

PROGRESSIVE CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,			Five Months Ended May 31,
	2005	2004	2003	2006	2005
				(unaudited)
Operating Activities:
Net income (loss)	$466	$(10,008)	$(5,748)	$(2,644)	$(4,115)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,916	2,922	2,712	1,016	1,364
Non-cash interest expense	3,171	—	—	1,068	1,646
Provision for losses on accounts receivable	777	660	777	383	22
Provision for inventory obsolescence	710	189	150	103	557
Deferred income taxes	—	—	564	—	—
Loss (gain) on disposal of assets	100	40	141	(18)	5
Gain from sale of security operations	(10,278)	—	—	—	—
Changes in operating assets and liabilities:
Restricted cash	—	2,492	1,062	—	—
Accounts receivable	(1,635)	(301)	219	(726)	1,268
Inventories	191	343	(274)	(353)	99
Current income tax receivable	40	485	170	—	40
Notes receivable	—	—	(6)	—	—
Prepaid expenses and other assets	273	(161)	(81)	(8)	229
Accounts payable	(1,187)	821	(558)	(1,310)	(1,783)
Accrued expenses and other current liabilities	(1,356)	(1,086)	1,241	1,737	(3,215)
Deferred compensation	—	(2,452)	(205)	—	—
Deferred revenue and other liabilities	106	85	(14)	64	(31)

Net cash provided by (used in) operating activities	(5,706)	(5,971)	150	(688)	(3,914)

Investing Activities:
Purchases of property and equipment	(223)	(678)	(572)	(19)	(79)
Proceeds from sales of property and equipment	—	—	23	—	—
Proceeds from sales of security operations, net of transaction costs	11,077	—	—	—	—
Redemption (purchases) of certificates of deposit	49	(151)	(503)	(414)	248

Net cash provided by (used in) investing activities	10,903	(829)	(1,052)	(433)	169

Financing Activities:
Proceeds from borrowings	6,394	23,234	7,576	—	4,742
Payments on long-term debt	(11,306)	(17,331)	(2,472)	(209)	(1,656)
Deferred financing costs	(5)	(1,854)	(107)	—	(5)

Net cash provided by (used in) financing activities	(4,917)	4,049	4,997	(209)	3,081

Net increase (decrease) in cash	280	(2,751)	4,095	(1,330)	(664)
Cash at beginning of period	1,536	4,287	192	1,816	1,536

Cash at end of period	$1,816	$1,536	$4,287	$486	$872

Supplemental Cash Flow Data:
Cash payments for interest	$1,431	$3,644	$2,586	$46	$60

Non-Cash Transaction:
Purchase of vehicles with seller financing	$77	$—	$—	$—	$77

See Accompanying Notes to Consolidated Financial Statements.

PROGRESSIVE CONCEPTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information included in notes relating to the five months ended May 31, 2006 and 2005 is unaudited)

NOTE 1 – BASIS OF PRESENTATION AND NATURE OF BUSINESS

Basis of Presentation: The consolidated financial statements include the accounts of Progressive Concepts, Inc. (“PCI” or the “Company”) and State Hawk Security, Inc. (“State Hawk”), a variable interest entity as defined under Financial Accounting Standards Board Interpretation 46R, Consolidation of Variable Interest Entities (“FIN 46R”), of which PCI is deemed to be the primary beneficiary. PCI and State Hawk are wholly-owned subsidiaries of Progressive Concepts Communications, Inc. (“PCCI”), a Delaware corporation.

Consolidation of State Hawk: State Hawk was formed in September 2002 as a Texas corporation with the sole purpose of acquiring and holding security monitoring contracts from PCI. PCI was in the security monitoring business and originated security monitoring contracts with its customers. PCI required certain financing to fund the customer acquisition costs of the security monitoring business. The lender provided this financing against qualified security monitoring contracts but required that all contracts pledged as collateral against the loan be transferred to a separate and bankruptcy remote entity which is why State Hawk was formed. The assets of State Hawk are comprised, almost solely, of monitoring contracts acquired from PCI. Substantially all of the proceeds from the financing arrangement with State Hawk were transferred to PCI with the exception of certain funds retained to pay for State Hawk’s minimal operating expenses. State Hawk had and has no employees and its operations were dependent and controlled by the management of PCI. For consolidation purposes, all intercompany transactions have been eliminated which resulted in no carrying amount for the security monitoring contracts. State Hawk generated gross revenue of $2.1 million, $1.6 million and $275,000 for the years ended December 31, 2005, 2004 and 2003, respectively, and $1.1 million (unaudited) for the five months ended May 31, 2005. There was no revenue for the five months ended May 31, 2006. State Hawk had net income of $9.7 million (including a $8.9 million gain on the sale of the security monitoring business assets in September 2005 – see Discontinued Security Monitoring Operations discussion below), $1.0 million and $157,000 for the years ended December 31, 2005, 2004 and 2003, respectively, and $621,000 (unaudited) for the five months ended May 31, 2005. There were no operations for the five months ended May 31, 2006. State Hawk’s operating results are a component of the results reported as discontinued security monitoring operations on the consolidated statement of operations with the remainder being the discontinued security monitoring operations at PCI.

Discontinued Security Monitoring Operations: On September 21, 2005, the Company sold substantially all of its security monitoring operations. The sale transaction included substantially all of the operating assets of its controlled affiliate, State Hawk. The operations of the security monitoring business for the years ended December 31, 2005, 2004 and 2003 as well as the five months ended May 31, 2005 have been reported separately as discontinued operations in the Consolidated Statement of Operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). The loss from discontinued security monitoring operations for the years ended December 31, 2005, 2004 and 2003 was $2.8 million, $3.0 million and $1.6 million, respectively, and $1.4 million for the five months ended May 31, 2005. The gain from sale of security monitoring operations for 2005 was approximately $10.3 million. See Note 3 for additional information on the sale of the security monitoring business.

Interim Statements: The unaudited pro forma condensed consolidated financial statements included herein have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to such rules and regulations; however, in the opinion of management, all adjustments necessary for a fair statement of financial position, results of operations and cash flows for the interim periods presented have been made.

Nature of Business: PCI was incorporated in the State of Texas in February 1974. The Company was owned through 2001 by its original founder. On April 30, 2001 all of the outstanding common stock of PCI was acquired by PCCI, a Delaware corporation formed by Robert McMurrey, Chief Executive Officer (“CEO”) and Chairman of the Board of Teletouch Communications, Inc. (“Teletouch”), for the sole purpose of completing the acquisition of PCI. PCCI had no other operations aside from its ownership of PCI and push down accounting was applied for all periods presented on the Company’s consolidated financial statements.

Since 1987, the Company has had agreements with a cellular carrier, New Cingular Wireless PCS, LLC, (as successor to Southwestern Bell Wireless Inc.), (“Cingular”). PCI is a Cingular Master Distributor, Reseller and Mobile Virtual Network Operator (“MVNO”). All of the Company’s retail establishments operate under the name of “Hawk Electronics” and are located in the state of Texas. For over twenty-years, PCI’s core business has been acquiring, billing, and supporting cellular subscribers under a unique, recurring revenue relationship with Cingular. The consumer services business is operated primarily under the Hawk Electronics brand name, with additional business and government sales provided by a direct sales group operating throughout all of PCI’s markets. As a Master Distributor, MVNO and Mobile Virtual Network Enabler, PCI controls the entire customer experience, including initiating and maintaining the cellular service agreements, rating the cellular plans, providing complete customer care, underwriting new account acquisitions, and providing multi-service billing, collections, and account maintenance. The original agreements between PCI and Cingular (and its predecessors) span over twenty years and now comprise a number of multi-year agreements relating to specific markets in Texas and Arkansas.

The Company is also a wholesale distributor of cellular telephones, pagers, car audio and car security products. Wholesale operations are conducted at the Company’s headquarters in Fort Worth, Texas with such sales conducted both domestically and internationally. In addition, the Company sells and installs both residential and commercial security systems. The Company provides cellular, paging, long distance and security installation services primarily in the State of Texas.

Financial Condition and Going Concern Discussion: The Company has suffered recurring losses from operations and it had a working capital deficit of approximately $27,767,000 and $3,135,000 at December 31, 2005 and 2004, respectively, and a shareholder’s deficit of approximately $18,651,000 at December 31, 2005 as compared to a $19,112,000 shareholder’s deficit at December 31, 2004. The Company’s senior and subordinated debt totaled approximately $28,700,000 and $29,800,000 at December 31, 2005 and 2004, respectively. As of May 31, 2006, the Company continued to suffer losses from operations and its working capital deficit increased to $29,400,000 (unaudited) and its shareholder’s deficit increased to $21,200,000 (unaudited). The Company’s senior and subordinated debt totals approximately $29,600,000 (unaudited) at May 31, 2006. The senior and subordinated debt was due and payable in full on April 14, 2006 and May 1, 2006, respectively. In September 2005, the Company executed amendments with its senior and subordinated debt holders under which they agreed to waive the existing events of default and defer interest payments on the subordinated debt until after the maturity of the senior debt on April 14, 2006. As of December 31, 2005, the Company did not have available liquid assets to meet the upcoming senior and subordinated debt obligations. Upon maturity, the holders of the debt obligations have the right to enforce the default provisions of each note agreement which could potentially cause the Company to be insolvent. Since late in 2005, PCI’s management has been diligently pursuing refinancing arrangements of its debt as well as other equity sources to ensure the Company did not default on these obligations.

In August 2006, the Company was successful in negotiating a restructuring of its debt obligations with both its senior and subordinated lenders. See Note 15 “Subsequent Events” for further information on the Company’s debt restructuring. However, even upon the Company’s completion of the restructuring of its debt obligations, the Company was only able to partially improve its working capital deficit and shareholder’s equity deficit. The Company is continuing to seek additional debt and equity financing to ensure it is able to meet its remaining trade and remaining debt obligations as well as provide sufficient working capital to continue and grow its operations. If it is unsuccessful in its efforts to secure additional financing, the Company may be unable to meet its obligations and might be forced to seek protection from its creditors.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting: The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with GAAP.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the financial statement date and reported amounts of revenue and expense during the reporting period. On an on-going basis, the Company reviews its estimates and assumptions. The Company’s estimates were based on its historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions.

Cash Equivalents: The Company considers all short-term investments with original maturities of three months or less when purchased to be cash equivalents. At December 31, 2005 and 2004 and May 31, 2006, the Company had no such investments.

Certificates of Deposit-Restricted: Time to time, the Company is required to issue standby letters of credit to it suppliers to secure purchases made under the credit terms provided by these suppliers. The Company deposits funds into a certificate of deposit and instructs that bank to issue the standby letter of credit to the benefit of the supplier. All such funds are reported as restricted funds until such time as the supplier releases the letter of credit requirement. As of December 31, 2005 and 2004 the Company had $605,000 and $404,000, respectively, of cash certificates of deposit securing standby letters of credit with its suppliers. As of May 31, 2006, the Company had $1,019,000 (unaudited) in cash certificates of deposit securing standby letters of credit with its suppliers.

Accounts Receivable: The Company performs periodic credit evaluations of its customer base and extends credit to virtually all of its customers on an uncollateralized basis. In determining the adequacy of the allowance for doubtful accounts, management considers a number of factors including historical collections experience, aging of the receivable portfolio, financial condition of the customer and industry conditions. The Company considers an account receivable past due when customers exceed the terms of payment granted to them by the Company. The Company writes off its fully reserved accounts receivable when it has exhausted all collection efforts. Accounts receivable are presented net of an allowance for doubtful accounts of $988,000 and $1,037,000 at December 31, 2005 and 2004, respectively, and $471,000 (unaudited) at May 31, 2006. Based on the information available to the Company, management believes the allowance for doubtful accounts as of December 31, 2005 and 2004 and May 31, 2006 are adequate. However, actual write-offs might exceed the recorded allowance.

Inventories: Inventories are stated at the lower of cost (primarily on a moving average basis), which approximates actual cost determined on a first-in, first-out basis, or fair market value and are comprised of finished goods. In determining the adequacy of the reserve for inventory obsolescence, management considers a number of factors including recent sales trends, industry market conditions, and economic conditions. In assessing the reserve, management also considers price protection credits or other incentives the Company has received from the vendor. In addition, management established specific valuation allowances for discontinued inventory based on its prior experience liquidating this type of inventory. Through the Company’s wholesale distribution channel it is successful in liquidating the majority of any inventory that becomes obsolete. The Company has many different electronics suppliers, all of which provide reasonable notification of model changes which allows the Company to minimize its level of discontinued or obsolete inventory. Actual results could differ from those estimates. Inventories are stated on the Company’s consolidated balance sheets net of a reserve for obsolescence of $333,000 and $ 90,000 at December 31, 2005 and 2004, respectively, and $327,000 (unaudited) at May 31, 2006.

Property and Equipment: Property and equipment is recorded at cost. Depreciation is computed using the straight-line method. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Upon the sale or abandonment of an asset, the cost and related accumulated depreciation are removed from the Company’s balance sheet and any gains or losses on those assets are reflected in the accompanying consolidated statement of operations of the respective period. The straight line method estimated useful lives are as follows:

Buildings and improvements	5-30 years
Vehicles	5 years
Signs and displays	5-10 years
Other equipment	3-5 years
Leasehold improvements	Shorter of estimated useful life or term of lease

Intangible Assets: Intangible assets consist of the contracts with the Company’s cellular carrier, loan origination costs and the Company’s customer list that were in existence at the date of acquisition of PCI by PCCI during 2001. Subsequent to 2001 the only intangible assets recorded have been related to loan origination costs incurred in various financing transactions. Intangible assets are carried at cost less accumulated amortization. Amortization on the contracts is computed using the straight-line method over the contract’s life. The customer list was originally amortized using the double-declining method over its estimated useful life. In 2002, the Company recognized that the carrying value of the asset exceeded its recoverable value due to the loss of over half of the customer list during the two years following the acquisition. At December 31, 2002, the Company recorded an impairment charge of $37,000 to reduce the carrying value of the customer list asset and changed its amortization method to straight-line amortization of the remaining useful life of two years. As of December 31, 2004, there is no remaining carrying value of the customer list asset. The estimated useful lives for the intangible assets are as follows:

Wireless contracts	12-13 years
Customer list	4 years

The Company defers certain direct costs in obtaining loans and amortizes such amounts using the straight-line method over the expected life of the loan which approximates the effective interest method as follows:

Loan origination costs	2-15 years

The wireless contract intangible assets represent certain contracts that the Company has with its cellular carrier, Cingular, under which the Company is allowed to provide cellular services to its customers. Although the Company has sustained losses over the past several years, we have evaluated this asset in light of the fair value of each of the cellular subscribers that the Company services. Included in the provisions of the contract with Cingular is a buy-back provision which quantifies a value of the subscriber base if Cingular were to terminate the contracts purchase the subscriber base from PCI. This buy-back value contained in the contract significantly exceeds the carrying value of the asset at all periods presented herein. Additionally, the Company has obtained an independent valuation of the customer base which also exceeds the carrying value of this asset at all periods presented herein.

Impairment of Long-lived Assets: In accordance with SFAS 144 the Company evaluates the recoverability of the carrying value of its long-lived assets based on estimated undiscounted cash flows to be generated from such assets. If the undiscounted cash flows indicate an impairment, then the carrying value of the assets being evaluated is impaired to the estimated fair value of those assets. In assessing the recoverability of these assets, the Company must project estimated cash flows which are based on various operating assumptions such as average revenue per unit in service, disconnect rates, sales productivity ratios and expenses. Management develops these cash flow projections on a periodic basis and reviews the projections based on actual operating trends. The projections assume that general economic conditions will continue unchanged throughout the projection period and that their potential impact on capital spending and revenues will not fluctuate. Projected revenues are based on the Company’s estimate of units in service and average revenue per unit, as well as revenue from various new product initiatives. Projected revenues assume a continued decline in cellular service revenue while projected operating expenses are based upon historic experience and expected market conditions adjusted to reflect an expected decrease in expenses resulting from cost saving initiatives.

The Company’s review of the carrying value of its tangible long-lived assets at December 31, 2005 and 2004 and May 31, 2006 (unaudited) indicates that the carrying value of these assets will be recoverable through estimated future cash flows but because of the sustained losses the Company has incurred during the past several years, the Company also reviewed the market value of the assets. The market value review indicates that the market value exceeds the carrying value at each period presented herein.

The most significant long-lived tangible asset owned by the Company is the Fort Worth, Texas corporate office building and the associated land. The Company has received periodic appraisals of the fair value of this property and in each instance the appraised value continues to appreciate and exceeds the carrying value of the property. The evaluation of the Company’s long-lived intangible assets is discussed above under “Intangible Assets” but under the same premise, their market value was also evaluated and the Company determined that based primarily on the market value and supported by the Company’s cash flow projections, there was no impairment of these assets required in any of the periods presented. If the cash flow estimates, or the significant operating assumptions upon which they are based, change in the future, the Company may be required to record additional impairment charges related to its long-lived assets.

Discontinued Operations: Assets and liabilities expected to be sold or disposed of are presented separately on the consolidated balance sheets as assets or liabilities held for sale. When components of the Company are classified as held for sale, the results of operations of the components are presented separately as income (loss) from discontinued operations, net, for current and prior periods. See Note 3 “Discontinued Security Monitoring Operations” of these notes to consolidated financial statements for further discussion of our discontinued operations.

Stock-Based Compensation: The Company grants stock options to employees of the Company for a fixed number of shares with an exercise price no less than the fair value of the shares at the date of grant. The Company followed the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations for all stock option issuances prior to January 1, 2006. Accordingly, no compensation expense has been incurred for the years ended December 31, 2003, 2004, and 2005.

Revenue Recognition: The Company primarily generates revenues through billing services and product sales. Billing services include customer billings for cellular airtime, landline service, long distance service, internet service, pager service and until the sale of the Company’s security monitoring business and the variable interest entity, State Hawk, in September 2005, home and commercial security monitoring. Product sales include sales of cellular telephones, accessories, and car and home audio products through the Company’s retail and wholesale operations.

Revenues and related costs generated through the Company’s billing services are recognized during the period in which the service is rendered. Associated acquisition costs are expensed as incurred. For the Company’s product sales, revenue is recognized when delivery occurs, the customer takes title and assumes risk of loss, terms are fixed and determinable, and collectibility is reasonably assured. The Company does not generally grant rights of return. However, late in the fourth quarter of 2005, PCI rolled out a thirty day return / exchange program for new cellular subscribers in order to match programs put in place by most of the other cellular carriers. During the thirty days, a customer may return all cellular equipment and cancel service with no penalty. Reserves for returns, price discounts and rebates are estimated using historical averages, open return requests, recent product sell-through activity and market conditions. No reserves have been recorded for the thirty day cellular return program since only a very small number of customers utilize this return program and many fail to meet all of the requirements of the program which include returning the phone equipment in new condition with no visible damage.

Since 1987, the Company has held agreements with Cingular which allowed the Company to offer cellular service and customer service to Cingular customers in exchange for certain compensation and fees. The Company is responsible for the billing and collection of cellular charges from these customers and remits a percentage of the cellular billings generated to Cingular. Based on its relationship with Cingular, the Company has evaluated its reporting of revenues, under Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (“EITF 99-19”) associated with its services attached to the Cingular agreements.

Based on its assessment of the indicators listed in EITF 99-19, the Company has concluded that the Cingular services provided by the Company should be reported on a net basis.

Advertising and Pre-Opening Costs: Labor costs, costs of hiring and training personnel and certain other costs relating to the opening of new retail locations are expensed as incurred. Additionally, advertising costs are expensed as incurred, although the Company is partially reimbursed based on various vendor agreements.

Income Taxes: The Company accounts for income taxes on the liability method as prescribed by SFAS No. 109, Accounting for Income Taxes. Accordingly, deferred tax assets and liabilities are recognized based on the difference between the financial statement basis and income tax basis of assets and liabilities as well as net operating loss carry forwards, using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. Current income taxes are based on the annual income taxable for federal and state income tax reporting purposes. The Company’s income taxes and deferred taxes are accounted for on a stand alone basis from the parent company, PCCI. At December 31, 2005 and 2004 and at May 31, 2006 there were no tax liabilities due to PCCI.

NOTE 3 – DISCONTINUED SECURITY MONITORING OPERATIONS

On September 21, 2005, the Company sold substantially all of its security monitoring operations. The sale transaction also included substantially all of the operating assets of State Hawk. The consideration received from the sale transaction was approximately $12,545,000, of which approximately $1,255,000 or 10% was retained by the buyer as security (the “Holdback”) for any adjustments to or claims against the purchase price in accordance with the terms of the agreement. The Holdback was to be for a period of one year from the effective date of the sale. Within 30 days after the end of the Holdback period, the purchase price was to be reduced by any amounts for which the Company was obligated to indemnify the buyer pursuant to terms of the purchase agreement, limited to the total amount of the Holdback. The $1,255,000 Holdback amount was not included in the recognized gain in 2005 due to its contingent nature. The amount of the Holdback ultimately received will be recognized as additional gain when received.

Of the $11,290,000 in sales proceeds paid to the Company at closing, $213,000 was used to pay legal fees and closing costs and $5,940,000 was used as a pay off of the security monitoring contracts debt obligations of State Hawk. The sale transaction resulted in a 2005 gain on the sale of the assets of approximately, $10,278,000.

We believe that the security monitoring operations of PCI and State Hawk meet the criteria necessary for such entities to qualify as assets held for sale under the specific provision of SFAS 144. Accordingly, the operating results of the security monitoring business are reflected as discontinued operations in our consolidated statements of operations for all periods presented. Additionally, in accordance with SFAS 144, as the sale was completed in September 2005 which was within a year of December 31, 2004, assets and liabilities of the security monitoring business are reflected as current assets held for sale and current liabilities held for sale in the accompanying consolidated balance sheet as of December 31, 2004.

Under SFAS 144, the net assets held for sale are required to be recorded at estimated fair value, less costs to sell.

Consolidated summary results of operations for the security monitoring business of PCI and State Hawk are reflected as discontinued operations in the accompanying consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003 and for the five months ended May 31, 2005, are as follows:

	Year Ended December 31,			Five Months Ended May 31,
	2005	2004	2003	2005
				(unaudited)
Gross revenue	$3,262	$2,427	$714	$1,649
Net (loss) income from discontinued operations	$7,463	$(2,990)	$(1,623)	$(1,417)

A combined summary of assets and liabilities sold in conjunction with the sale of the security monitoring business of PCI and State Hawk at December 31, 2004, is as follows (in thousands):

2004
Assets
Current Assets:
Certificates of deposit	$250
Accounts receivable	203
Inventory	146
Property and equipment, net of accumulated depreciation of $180 at December 31, 2004	100
Intangible assets, net of accumulated amortization of $38 as of December 31, 2004	292

Total current assets	$991

Liabilities
Current Liabilities:
Accrued expenses	$111
Deferred revenue	5
Notes payable - vehicles	51

Total current liabilities	$167

NOTE 4 – INVENTORY

The following table reflects the components of inventory (in thousands):

	December 31,						May 31,
	2005			2004			2006
							(unaudited)
	Cost	Reserve	Net Value	Cost	Reserve	Net Value	Cost	Reserve	Net Value
Cellular and related accessories	$1,261	$(118)	$1,143	$1,576	$(32)	$1,544	$1,201	$(105)	$1,096
Automotive products	1,441	(150)	1,291	1,669	(38)	1,631	1,731	(164)	1,567
Demonstration inventory	75	(56)	19	102	(15)	87	65	(49)	16
Satellite products	62	(6)	56	125	(2)	123	98	(6)	92
Consumer products	11	(1)	10	22	—	22	13	(2)	11
Home Security	—	—	—	37	—	37	—	—	—
Other	20	(2)	18	25	(3)	22	5	(1)	4

Total inventory	$2,870	$(333)	$2,537	$3,556	$(90)	$3,466	$3,113	$(327)	$2,786

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	December 31,		May 31,
	2005	2004	2006
			(unaudited)
Land	$774	$774	$774
Buildings and improvements	1,864	1,864	1,864
Vehicles	127	97	127
Equipment	2,145	2,089	2,153
Leasehold improvements	1,041	1,103	1,067
Signs and displays	1,935	1,965	1,938

Total property and equipment	7,886	7,892	7,923
Accumulated depreciation	(4,018)	(3,090)	(4,428)

Property and equipment, net	$3,868	$4,802	$3,495

Depreciation expense totaled approximately $1,100,000, $1,137,000 and $1,138,000 for the years ended December 31, 2005, 2004 and 2003, respectively. During the five months ended May 31, 2006 and 2005, depreciation expense totaled approximately $410,000 (unaudited) and $451,000 (unaudited), respectively

NOTE 6 – INTANGIBLE ASSETS

Intangible Assets with Definite Lives: The following is a summary of the Company’s intangible assets that are subject to amortization (in thousands):

	December 31,						May 31,
	2005			2004			2006
							(unaudited)
	Gross		Net	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Value	Amount	Amortization	Value	Amount	Amortization	Value
Wireless contracts	$10,146	$(3,589)	$6,557	$10,146	$(2,820)	$7,326	$10,146	$(3,910)	$6,236
Customer list	1,235	(1,235)	—	1,235	(1,235)	—	1,235	(1,235)	—
Loan origination fees	2,154	(1,841)	313	3,126	(1,847)	1,279	34	(6)	28

	$13,535	$(6,665)	$6,870	$14,507	$(5,902)	$8,605	$11,415	$(5,151)	$6,264

Amortization expense totaled approximately $1,798,000, $1,785,000 and $1,574,000 for the years ended December 31, 2005, 2004 and 2003, respectively. During the five months ended May 31, 2006 and 2005, amortization expense totaled approximately $606,000 (unaudited) and $887,000 (unaudited), respectively.

Future amortization expense for the next five calendar years, assuming no additions or deletions of intangible assets reported at December 31, 2005, is as follows (in thousands):

	Total	2006	2007	2008	2009	2010
Amortization Expense	$3,857	$771	$771	$771	$772	$772

NOTE 7 – LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):

	December 31,		May 31,
	2005	2004	2006
			(unaudited)
Senior debt	$17,954	$15,660	$18,414
Bank debt	1,868	2,290	1,661
Subordinated debt	8,865	7,491	9,476
Security monitoring contracts debt	—	4,360	—
Vehicle notes	18	9	14

Total long-term debt	28,705	29,810	29,565
Less current portion	(27,083)	(426)	(27,986)

Long-term debt, net	$1,622	$29,384	$1,579

The annual maturities of long-term debt for each calendar year ending December 31, subsequent to December 31, 2005 are as follows (in thousands):

	Total	2006	2007	2008	2009	Thereafter
Debt	$28,705	$27,083	$101	$104	$107	$1,310

Original Senior Debt: Effective April 30, 2001, PCI’s parent company, PCCI, entered into a loan agreement (the “Original Senior Debt Agreement”) with Coast Business Credit (“CBC”), a division of Southern Pacific Bank, that included a credit limit of $25 million in the form of a revolver, term loans and a letter of credit in order to complete the acquisition of PCI and refinance the long-term debt acquired with PCI. The Original Senior Debt Agreement specified certain borrowing limits based on the nature of the borrowing. The $25 million credit limit included an “Alarm Monitoring Services” (“AMS”) and a “Real Property” bridge loan of $3 million and $2 million, respectively, (the “term loans”) as well as a trade accounts receivable loan. The AMS business acquired through the purchase of PCI by PCCI was sold in December 2001 and the term loan and the revolver were paid down during the same month. The Original Senior Debt Agreement was amended in December 2001 to reduce the credit limit on the revolver to $19 million. The Original Senior Debt Agreement had a maturity date of April 30, 2004 and called for interest rates varying from prime plus 1.25% to prime plus 2% with a floor of 8.5%. At December 31, 2003 the prime rate was 4%. As of December 31, 2003, the credit limit of the Original Senior Debt was $13.4 million.

The Original Senior Debt Agreement called for a collateral assignment of the distribution agreement between the Company and Cingular. Cingular agreed to this assignment based on certain terms, including the requirement for the Company to issue an irrevocable letter of credit for $4 million to Cingular. In a letter dated February 12, 2003, Cingular agreed to release the Company from the letter of credit requirements and also released the Company of any obligation to provide a replacement letter of credit. Additionally, the majority shareholder of PCCI and CEO of PCI, Robert McMurrey, guaranteed the Original Senior Debt Agreement.

During February 2003, the Federal Deposit Insurance Corporation (“FDIC”) assumed the operations of CBC due to a lack of capitalization by the bank. The FDIC sold the debt to LINC Credit, LLC (“LINC”) which continued to honor the debt agreement and served as the holder of the Original Senior Debt Agreement.

Senior Debt: Effective April 15, 2004, Fortress Credit Corporation (“Fortress”) purchased the Original Senior Debt Agreement from LINC. The terms of the loan did not change when Fortress purchased the Original Senior Debt; therefore the change in debt ownership was accounted for as a debt modification. Fortress simultaneously entered into an Amended and Restated Loan and Security Agreement with PCCI for the purpose of refinancing its Original Senior Debt Agreement and to provide working capital for PCI (the “Senior Debt Agreement”). The Senior Debt Agreement cancelled the existing revolver and replaced it with a new $15 million revolving line-of-credit which was fully funded on April 15, 2005 (“First Fortress Note”). PCCI paid a non-refundable commitment fee of 2.50% of the loan to Fortress to enter into the amendment. The First Fortress Note has a maturity date of April 14, 2006, and bears interest at a rate of 16% annually, requiring monthly cash interest payments at an interest rate of 10% per annum and allowing accrued interest exceeding 10% (the 6% differential) to be rolled into the principal balance of the loan and its payment to be deferred until the maturity date of the loan.

Effective January 6, 2005, PCCI executed the Second Amended and Restated Loan Agreement allowing for additional borrowings up to $5 million under a separate note agreement (“Second Fortress Note”), thereby raising the aggregate credit line available under the revolving line or credit to $20 million Additionally, under the terms of the Amended Senior Debt Agreement, PCCI was granted a deferral of all cash interest payments under the loan until after March 2005. All other terms of the Senior Debt Agreement remained the same. The purpose of this additional loan was primarily to pay a portion of PCI’s outstanding balance to Cingular as of December 31, 2004. On the date of the amendment, $3 million was funded against the Second Fortress Note. Additional fundings could be requested by PCCI in writing but the total borrowings outstanding under the Second Fortress Note could not exceed $5 million. The Second Fortress Note bears interest at a rate of 16% per annum (in an event of default as defined by the Amended Senior Debt Agreement, the interest rate will increase to 20% per annum) and had an original maturity date of January 31, 2005 subject to automatic extensions. However, in no event would the maturity date of the Second Fortress Note be automatically extended beyond the First Fortress Note maturity date of April 14, 2006. The First and Second Notes under the Senior Debt Agreement are collectively hereafter referred to as the Senior Debt.

Subordinated Debt: Effective April 30, 2001, PCCI, entered into another single loan agreement with Stratford Capital Partners, L.P. (“Stratford Capital”) and Retail and Restaurant Growth Capital L.P. (“RRG Capital”) which was subordinate to the Original Senior Debt to facilitate the purchase of PCI (the “Subordinated Debt”). The Subordinated Debt includes a term note for $4.5 million and another term note for $3 million. Interest accrues at 16% per annum and 50% of the debt originally matured on May 1, 2005 with the balance maturing on May 1, 2006. The Subordinated Debt allows optional prepayments in amounts not less than $500,000 which are subject to prepayment penalties as defined in the agreement.

Effective January 6, 2005 the Subordinated Debt was amended to allow for the Second Fortress Note (discussed above) and continued to remain subordinate to the Senior Debt Agreement. This amendment extended the maturity date of the Subordinated Debt to coincide with the Senior Debt maturity on April 14, 2006. As of December 31, 2004, the $7.4 million due under the Subordinated Debt was classified as a long-term obligation taking into consideration this amendment executed shortly after the end of the year. As of December 31, 2005, the $8.9 million due under the Subordinated Debt is classified as a current obligation since no further extensions of the maturity date were granted by the lender.

The Senior Debt and Subordinated Debt are collateralized by substantially all of the assets and common stock of PCI.

For all periods presented, the Original Senior Debt, Senior Debt and Subordinated Debt have been pushed down and are reported in the accompanying consolidated balance sheets of PCI. All of

PCI’s assets and stock were collateralized under both debt facilities and all debt servicing was being provided by the operations of PCI since PCCI had not operations. For reporting purposes the debt is being reported as debt of PCI because of the guarantees provided by PCI for satisfying these obligations.

The Senior Debt and the Subordinated Debt contain various financial and non-financial covenants, including the requirement to maintain a minimum net worth, debt service coverage ratio, and a maximum Senior Debt ratio and leverage ratio among others. The Company failed to maintain certain defined financial covenants for the Senior Debt and Subordinated Debt in the years ended December 31, 2004 and 2005. Effective September 21, 2005, the Company executed amendments to its Senior Debt and Subordinated Debt whereby the holders of the Senior Debt and Subordinated Debt agreed to waive the existing events of default and defer interest payments on the Subordinated Debt until after the maturity of the loans (April 14, 2006) and gave consent to the sale of PCCI’s wholly-owned subsidiary, State Hawk.

In August 2006, the Company was successful in restructuring all of its Senior Debt and Subordinated Debt. See Note 15, “Subsequent Events” for additional discussion of the debt restructuring transaction.

Bank Debt: Effective October 2003, the Company entered into a loan agreement with Compass Bank (the “Bank Debt”) in the amount of $1,870,000. The Bank Debt was used to refinance a term loan included in the Original Senior Debt described above. The Bank Debt requires monthly payments of $16,000, bears interest at 6.35% and matures in October 2018. The Bank Debt is collateralized by a building and land in Fort Worth, Texas owned by the Company.

Security Monitoring Contracts Debt: Effective May 2003, State Hawk began to finance a portion of its residential security monitoring contracts through a third-party lender. Prior to November 2004, the borrowings carried an interest rate of 9.75% per annum, with principal and interest payments due monthly and a maturity date of June 30, 2005. Effective November 30, 2004, State Hawk entered into a $12 million revolving credit facility agreement with Capital Source Finance, LLC (“CapSource”) for the purpose of refinancing its debt and to provide additional working capital. The security monitoring contracts debt with CapSource required monthly payments of interest only and had a maturity date of November 30, 2007, and bears interest at the greater of the Prime Rate, as defined by the lender, plus 5.75%, or 9% per annum. These borrowings were secured by the future cash flows of the security monitoring contracts, as well as substantially all of State Hawk’s assets.

In September 2005, PCI sold substantially all of its security monitoring business which included the assets held by State Hawk. A portion of proceeds from the sale transaction were used to retire the $5.9 million outstanding balance of the security monitoring contracts debt due to CapSource as of September 2005. See Note 3 for additional information on the sale of PCI and State Hawk’s security monitoring business.

NOTE 8 – INCOME TAXES

The Company uses the liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that are expected to be in effect when the differences reverse.

The Company’s provision for income tax consists of the following (in thousands):

	Year Ended December 31,			Five Months Ended May 31,
	2005	2004	2003	2006	2005
				(unaudited)
Current	$—	$—	$(525)	$—	$—
Deferred	—	—	685	—	—

	$—	$—	$160	$—	$—

The provision for income taxes for the years presented differs from the “expected” federal income tax provision for these years, computed by applying the U.S. Federal corporate tax rate of 34% to the loss before income tax expense and discontinued operations as a result of the following (in thousands):

	Year Ended December 31,			Five Months Ended May 31,
	2005	2004	2003	2006	2005
				(unaudited)
Income tax benefit (expense) at the federal statutory rate	$159	$(3,403)	$(1,900)	$(899)	$(1,399)
Effect of valuation allowance	(177)	3,692	2,295	976	1,519
Permanent differences	4	7	(30)	1	2
Other	—	—	(39)
State income taxes, net of federal benefit	14	(296)	(166)	(78)	(122)

Income tax expense	$—	$—	$160	$—	$—

Significant components of the Company’s deferred taxes are as follows (in thousands):

	December 31,		May 31,
	2005	2004	2006
			(unaudited)
Current Deferred Tax Assets:
Inventories	$139	$27	$137
Bad debt reserve	365	66	174

Total current deferred tax assets	504	93	311
Valuation allowance	(504)	(93)	(311)

Current deferred tax assets, net of valuation allowance	—	—	—

Non-Current Deferred Tax Assets:
NOL—federal and state	6,129	5,765	7,042
Other	2	2	2
Intangible assets	199	423	353

Total non-current deferred tax assets	6,330	6,190	7,397
Valuation allowance	(5,305)	(5,894)	(6,475)

Non-current deferred tax assets, net of valuation allowance	1,025	296	922

Non-Current Deferred Tax Liabilities:
Intangibles	—	296	—
Depreciation methods	1,025	—	922

Total non-current deferred tax liabilities	1,025	296	922
Net Current Deferred Tax Asset	$—	$—	$—

Net Non-Current Deferred Tax Asset	$—	$—	$—

The valuation allowance exists due to management’s belief that the deferred tax assets above may not be realized in the future based on the Company’s projected taxable income. The Company has net operating loss carryforwards totaling approximately $18,026,000 and $16,956,000 at December 31, 2005 and 2004 respectively, and $20,712,000 (unaudited) at May 31, 2006, which are available to reduce the Company’s future taxable income and will expire in the years 2023 through 2025.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company had certain related party sales and purchases during the years ended December 31, 2005, 2004 and 2003, as well as the five months ended May 31, 2006 and 2005, with Teletouch (“Teletouch”), a publicly-traded company chaired by Robert McMurrey, PCI’s CEO and principal shareholder. The Company also had related party sales during the years ended December 31, 2005 and 2004 with Meachum Development, an entity also controlled by Robert McMurrey. The related party sales and purchases consisted of the following (in thousands):

	Year Ended December 31,			Five Months Ended May 31,
	2005	2004	2003	2006	2005
				(unaudited)
Related Party:
Teletouch
Revenues from Teletouch:
Answering services	$380	$360	$360	$105	$150
Car audio and other	4	13	42	—	3

Total revenues from Teletouch	$384	$373	$402	$105	$153
Purchases from Teletouch:
Pager equipment and services	$6	$48	$74	$3	$4
Meachum Development
Revenues from Meachum Development:
Security equipment	$287	$508	$—	$—	$287

The Company primarily purchased pager equipment and monthly pager services from Teletouch while providing call center services to support the Teletouch answering service accounts. At December 31, 2005 and 2004, the accounts receivable due from Teletouch was $99,000 and $8,000, respectively, while the balance at May 31, 2006 was $92,000 (unaudited).

At December 31, 2005 and May 31, 2006, Meachum Development did not have an accounts receivable balance since those receivables were included in the sale of the security monitoring business in September 2005. At December 31, 2004, Meachum Development had overpaid PCI for security monitoring equipment purchases by approximately $87,000, which resulted in a related party liability in the accompanying consolidated balance sheet.

NOTE 10 – SHAREHOLDERS’ EQUITY

The Company has 10,000 shares of $0.10 par value common stock authorized under its Articles of Incorporation filed in Texas in 1974. As of December 31, 2005 and 2004 and May 31, 2006, the Company has 4,200 shares of common stock issued and outstanding, all of which are owned by PCI’s parent company PCCI.

Common Stock Options: On December 19, 2002, under the terms of an employment agreement entered into with PCI’s President, PCCI granted options to purchase 3% of the common stock of PCCI on a fully-diluted basis. These options vested 1/3 each year on the anniversary date of the employment date. The exercise price for the options that vested on the first anniversary date was calculated based on a calculation of PCCI’s free cash flow, gross enterprise value, total equity value, and the number of shares of common stock as of December 31, 2002 (the “Measurement Date”). As of the Measurement Date, there was no value associated with the option exercise price computed according to the formula in the employment agreement. The exercise price for the options that vested on the second anniversary date was calculated based on 105% of the exercise price of the options that vested on the first anniversary date. The exercise price for the options that vested on the third anniversary date was calculated based on 115% of the exercise price of the options that vested on the first anniversary date. The options had a term of ten years from the date of grant. The value of these options was estimated to be zero at the date of grant based on the negative equity value of the Company at the end of 2002. The Company used the same valuation method used to value the Company during the acquisition transaction in 2001. The original valuation was prepared by an independent valuation firm and the final valuation was based heavily on industry multiples of cash flows. The Company used these same methods to arrive at an enterprise value as of December 31, 2002 and then subtracted from this value the funded debt at that date to compute PCI’s equity value. Because this computation arrived at a negative equity value and subsequent to this date the Company’s performance continued to deteriorate, the Company concluded that there was no value for the common stock options. This methodology was reviewed by a separate independent valuation group which concurred with the Company’s conclusion. As a result, there is no compensation expense relating to these options to be included in pro forma compensation expense disclosures. Therefore those disclosures are not presented.

Under the terms of the same employment agreement, PCI’s President was also granted options to purchase 1.5% of the common stock of PCCI on a fully-diluted basis. These options vested on the third anniversary of the employment date conditioned upon PCCI obtaining a certain minimal value for its internal rate of return. The exercise price for the options was calculated based on a calculation of PCCI’s free cash flow, gross enterprise value, total equity value, and the number of shares of common stock. The options had a term of ten years from the date of grant. PCCI did not achieve the targeted internal rate of return contemplated in the employment agreement therefore these options were never vested.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Leased Facilities: The Company leases certain equipment, retail stores and storage space under operating leases ranging from one to ten years, which generally contain renewal options for additional years. Some of the leases contain provisions for future rent increases. The total amount of rental payments due over the lease terms is being charged to rent expense on the straight-line method over the term of the leases. The difference between rent expense recorded and the amount paid is recorded as deferred rental expense, which is included in other liabilities in the accompanying consolidated balance sheets.

The minimum annual lease commitments for each of the years following December 31, 2005 for all non-cancelable operating leases are as follows (in thousands):

2006	$825
2007	637
2008	390
2009	269
2010	231
2011 and thereafter	403

Total future lease commitments	$2,755

Rental expense for the years ended December 31, 2005, 2004 and 2003 totaled approximately $1,193,000, $1,164,000 and $1,097,000, respectively. Rent expense for the five months ended May 31, 2006 and 2005 totaled approximately $454,000 (unaudited) and $471,000 (unaudited), respectively.

NOTE 12 – RETIREMENT PLAN

The Company provides a defined contribution retirement plan for the benefit of eligible employees. Eligible employees are those who are at least 21 years of age and have completed six months of service. Employees may contribute up to 16% of their compensation on a pre-tax basis. The Company may elect, at its discretion, to match 50% of the employees’ contributions up to 8% of their compensation. The amounts included in operating expense in connection with the Company’s contributions is approximately $286,000, $366,000 and $275,000 for the years ended December 31, 2005, 2004 and 2003, respectively, and $111,000 (unaudited) and $125,000 (unaudited) for the five months ended May 31, 2006 and 2005, respectively.

NOTE 13 – RELATIONSHIP WITH CELLULAR CARRIER

The Company has extended its agreements with Cingular through 2009. The agreements permit the Company to offer cellular phone service and customer service to its customers on behalf of Cingular in exchange for certain compensation and fees. The Company is responsible for the billing and collection of cellular charges from its customers, while remaining liable to the cellular carrier for a percentage of all cellular radio service customer billings. Because of the volume of business transacted with Cingular as well as the revenue generated from Cingular services, there is a significant concentration of credit risk involved with having Cingular as a primary vendor. In accordance with Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (“EITF 99-19”), the Company’s net service, rent and maintenance revenue consisted of the following (in thousands):

	Year Ended December 31,			Five Months Ended May 31,
	2005	2004	2003	2006	2005
				(unaudited)
Gross service, rent and maintenance billings	$59,936	$63,466	$67,539	$24,884	$24,444
Less: Direct costs paid to Cingular	(34,068)	(35,759)	(33,778)	(14,542)	(13,838)

Net service, rent and maintenance revenue	$25,868	$27,707	$33,761	$10,342	$10,606

Gross Billings - is measured as the total recurring monthly cellular service charges invoiced to the Company’s Cingular subscribers for which a fixed percentage of the dollars invoiced are retained by the Company as compensation for the services it provides to these subscribers and for which the Company takes full (100%) accounts receivable risk before deducting certain revenue sharing amounts that are payable to Cingular under the Company’s current billing and customer service agreements. We use the calculation of gross billings to measure the Company’s overall growth rate, as well as common industry metrics of Average Revenue Per Unit (“ARPU”), Cash Cost Per User (“CCPU”) and Cost Per Gross Add (“CPGA”), each of which are also considered non-GAAP performance measures.

NOTE 14 – ADVERTISING COSTS

Advertising expenses are expensed as incurred and totaled approximately $1,466,000, $1,516,000 and $1,425,000 for the years ended December 31, 2005, 2004 and 2003, respectively, and $437,000 (unaudited) and $525,000 (unaudited) for the five months ended May 31, 2006 and 2005, respectively. The advertising costs are included in selling, general and administrative expenses as well as cost of services expense in the accompanying consolidated statements of operations.

NOTE 15 – SUBSEQUENT EVENTS (unaudited)

On August 11, 2006, PCCI, PCI’s parent, contributed 100% of the issued and outstanding equity securities of PCI to TLL Partners, LLC (“TLLP”) without consideration by TLLP. Immediately following the receipt of the PCI stock, TLLP contributed the stock of PCI to Teletouch without consideration by Teletouch (the “PCI Contribution”). Therefore, on August 11, 2006, Teletouch became the owner of all the issued and outstanding equity securities of PCI.

The PCI Contribution is considered a reorganization of entities under common control since both PCI and Teletouch were under the common control of TLLP prior to the reorganization. Prior to the reorganization, TLLP controlled 100% of the outstanding common stock of PCI and approximately 80% of the outstanding common stock of Teletouch. In accordance with the accounting guidance under Emerging Issues Task Force Issue No. 90-5, Exchanges of Ownership Interests Between Entities Under Common Control and Appendix D of SFAS No. 141, Business Combinations the PCI Contribution will be accounted for in a manner similar to a pooling of interests which means that the historical basis of the net assets of PCI will be combined with those of Teletouch. As a result of this reorganization and because PCI will be consolidated with Teletouch, PCI’s year end will change from a calendar year ending December 31 to a fiscal year ending May 31 for financial reporting purposes.

Also on August 11, 2006, directly related to the PCI Contribution, PCI entered into a debt restructuring that included: 1) PCI making a principal payment of $10 million towards the Senior Debt due to Fortress; 2) PCI being conditionally released as legal obligor on the remaining balance of the Senior Debt pursuant to an agreement between Fortress and TLLP under which TLLP became the obligor; 3) PCI being released from payment on the Subordinated Debt which was also assumed by TLLP; 4) PCI’s assets being released from all liens related to the Senior and Subordinated Debt, except that the assets of PCI will remain subject to a lien relating to the Senior Debt assumed by TLLP that would be reinstated in the event of any default or violation of certain negative covenants by Teletouch or PCI under a Transaction Party Agreement (“TPA”) executed by Teletouch, PCI, and Fortress; and 5) PCI entering into a new accounts receivable factoring and security facility (secured by its accounts receivable) with Thermo Credit, LLC (“Thermo”) under which PCI has factored $6.8 million of receivables to date and under which Thermo has agreed to purchase receivables of up to an overall limit of $10 million. The $6.8 million proceeds from the Thermo factoring facility was used to pay a portion of the principal payment on the Senior Debt to Fortress on August 11, 2006.

As discussed above PCI and Teletouch entered into a TPA with Fortress. A TPA was required by Fortress in order to assure that PCI or Teletouch would not take actions which in Fortress’ view could reduce the value of Fortress’ security. Under the terms of the TPA both PCI and Teletouch are bound to comply with certain negative covenants. If either PCI or Teletouch breach the TPA or violate any of the negative covenants then Fortress can reinstate the Senior Debt at PCI to the fullest extent available under the law as if the debt restructuring had never occurred. PCI was conditionally released from having any future payment obligations under the Senior Debt as long as the terms of the TPA were not violated. However, in accordance with SFAS 140, Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities PCI must be legally released from being the primary obligor under the Senior Debt in order to de-recognize this liability. Because of the existence of the TPA which allows Fortress limited control of PCI and Teletouch and a contingent ability to reinstate the debt at PCI, we believe that PCI has not been fully released from being the primary obligor under the Senior Debt as contemplated by SFAS 140. Therefore, PCI and Teletouch will continue to report the Senior Debt as a liability on their balance sheet until such time as the debt is fully satisfied by TLLP or when PCI and Teletouch are released from the TPA.

The release of PCI from its obligation as debtor and primary obligor of the Subordinated Debt will be accounted for as a contribution of capital by TLLP. Immediately following the debt restructuring the only institutional debt owed by PCI is the amount contingently owed under the accounts receivable factoring agreement, in the event of noncollection of the factored receivables by Thermo, and the amount contingently owed under the TPA, in the event of noncompliance with the stated negative covenants. However, as discussed above, PCI will continue to report the Senior Debt as a liability until it is paid in full by TLLP or when PCI and Teletouch are released from the TPA. The only assets that are pledged after the debt restructuring are PCI’s accounts receivable which secure the Thermo factoring facility and the assets of PCI that are contingently subject to lien under the TPA, in the event of noncompliance with the stated negative covenants within the TPA.